April 28, 2005


Mail Stop 0409

VIA U.S. MAIL AND FAX (772) 581-8171

Mr. David C. Warren
Chief Executive Officer
eMerge Interactive, Inc.
10305 102nd Terrace
Sebastian, FL  32958

Re:	eMerge Interactive, Inc.
Form 10-K for the year ended December 31, 2004
File No. 000-29037


Dear Mr. Warren:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,



Linda van Doorn
Senior Assistant Chief Accountant


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